Exhibit 10.33

January 28, 2019

Dear Matt,

This letter confirms that effective January 22, 2019 the Board of Directors named you Interim Chief Executive Officer and Interim President (“Interim CEO and President”) of Express.

During the period which you serve as Interim CEO and President (“Interim Assignment”), you will be paid $42,961.54 per pay period which equates to an annual salary of $1,117,000, which is a $12,461.54 per pay period increase to your base salary in effect on January 21, 2019 (together the “Interim Salary”). The Interim Salary will be effective January 22, 2019 and will continue until the last day of the Interim Assignment, at which time your base salary will revert to your base salary as of January 21, 2019, plus any merit increases you would have received if you had continued solely in your role as Executive Vice President, Chief Operating Officer during the Interim Assignment.

During the Interim Assignment, your Incentive Compensation (“IC”) will remain at a target of 85% of your annual base salary and will be calculated on a pro-rata basis using the base salary or salaries in effect during the IC period. For example:

Fall 2018 IC: Your Fall 2018 IC will be calculated on a pro-rata basis using the Interim Salary for the period from January 22, 2019 through February 2, 2019 and your salary as of January 21, 2019 for the period from August 5, 2018 through January 21, 2019.

Spring 2019 IC: Your Spring 2019 IC will be calculated on a pro-rata basis using the Interim Salary starting on February 3, 2019 until the last day of the Interim assignment or the last day of the performance period whichever is first. If the Interim assignment ends before the last day of the performance period, the remaining amount will be calculated using the base salary in effect on January 21, 2019 plus any merit increases that you would have received if you had continued solely in your role as Executive Vice President, Chief Operating Officer.

Congratulations on your assignment. Please let me know if you have any questions regarding the Interim Salary adjustment or your Fall 2018 IC or Spring 2019 IC calculations.

Sincerely,

Katie Maurer
Senior Vice President, Human Resources

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Matt Moellering

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